Exhibit 99.1

KeyW Integration Management Office (IMO)

May 1, 2019

To: SLT, ATN SLT

We are pleased to announce the stand-up of the Integration Management Office (IMO) for the KeyW acquisition. As you are aware, we announced the acquisition on April 22 and anticipate a close no later than August 31. With that schedule in mind, we have established the IMO to plan and manage steps needed to get to closing and the post-closing integration of the businesses, all within the guidelines of applicable antitrust and SEC requirements. During this time, we will continue to create excitement and technical understanding of each other’s capabilities, ensure a smooth Day 1 start and provide dedicated support for the deal closure.

We have strong capabilities and the experience base to effectively integrate KeyW and ensure we meet all our stakeholder commitments. We will leverage the IMO playbook, the ATN M&O Transition guidelines and the KeyW acquisition approach to bring the best of the best to this effort.

Effective May 1, and in close concert with Valerie Roberts, I will lead the IMO. From KeyW, John Sutton, COO, and Andrea Zahlis, Chief of Staff, will provide interface with the IMO. Please see this link for the team leads and our IMO architecture. Our integration office will be located in close proximity to the KeyW offices in Hanover, Md.

It is critical during this time that all issues, questions and interactions associated with this acquisition are managed through the IMO. If you have any questions or concerns, please contact Valerie or me.

Terry Hagen
Jacobs COO and ATN President

Valerie Roberts
Jacobs SVP ATN Strategy and Communications

Forward-Looking Statements

Certain statements contained in this release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements made in this press release that are based on historical fact are forward-looking statements, including statements about whether and when the transaction between Jacobs and KeyW will be consummated and the anticipated financial and other benefits thereof. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. The potential risks and uncertainties include, among others, the possibility that Jacobs and KeyW may be unable to obtain regulatory approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; general economic conditions; the possibility of unexpected costs, liabilities or delays in connection with the transaction; risks that the transaction disrupts our current plans and operations; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger. For a description of some additional factors that may occur that could cause actual results to differ from forward-looking statements see Jacobs’ Annual Report on Form 10-K for the year ended September 28, 2018, in particular the “Risk Factors” discussions thereunder as well as our other filings with the United States Securities and Exchange Commission (“the SEC”). The company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.

Additional Information and Where You Can Find It

The tender offer referred to in this communication has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell, securities, nor is it a substitute for the tender offer materials that will be filed with the SEC. The solicitation and offer to buy the issued and outstanding shares of KeyW common stock will only be made pursuant to an offer to purchase and related tender offer materials described more fully below. At the time the tender offer is commenced, Atom Acquisition Sub, Inc. (“Merger Sub”) will file a tender offer statement with the SEC on Schedule TO containing an offer to purchase, form of letter of transmittal and related materials, and KeyW will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY (WHEN THEY BECOME AVAILABLE) AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. These materials will be sent free of charge to all KeyW stockholders. In addition, all of those materials (and all other tender offer documents filed or furnished by KeyW, Jacobs or Merger Sub with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. The Schedule TO (including the prospectus/offer to purchase and related materials) and the Schedule 14D-9 (including the solicitation/recommendation statement), once filed, may also be obtained for free by contacting the Information Agent for the tender offer which will be named in the Schedule TO. Copies of the documents filed with the SEC by Jacobs or Merger Sub will also be available free of charge on Jacobs’ internet website at http://www.jacobs.com.